EXHIBIT 21

NATIONAL HOLDINGS CORPORATION

Subsidiaries of the Registrant

September 30, 2006

		Percentage
		of Voting
	State of	Securities
Subsidiary Name	Incorporation	Owned

National Securities Corporation	Washington	100%

National Insurance Corporation	Washington	100%

Robotic Ventures Group LLC	Delaware	24.5%